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                                                                    Exhibit 99.1

Thursday January 10, 4:02 pm Eastern Time

Press Release

SOURCE: Onyx Software

Onyx Software Announces Preliminary Fourth Quarter Results

BELLEVUE, Wash.--(BUSINESS WIRE)--Jan. 10, 2002--Onyx(R) Software (Nasdaq:ONXS -
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news), a global provider of customer relationship management (CRM) enterprise
----
applications, announced today preliminary financial results for the quarter ended December 31, 2001. For the fourth quarter the company expects to report the following:

 . Revenues in the range of $19.1 to $19.3 million
 . Pro-forma operating loss that approaches but does not reach breakeven

Pro-forma operating results exclude restructuring-related charges, amortization of intangibles, and stock compensation expense.

The revenues previously anticipated to be necessary to achieve the breakeven level on a pro-forma basis increased during the fourth quarter, primarily as a result of services provided on the company's behalf by partners that carried lower margins.

"Despite a challenging capital spending environment, Onyx Software had more than 20 new customer wins in the fourth quarter," said Onyx Software CEO Brent Frei. "Existing customers also demonstrated their satisfaction by purchasing additional licenses. We anticipate fourth quarter license revenue to be approximately six and one-half million dollars, representing a sequential quarter increase compared to the third quarter results."

"We made strong progress toward our goal of profitability in the fourth quarter," Frei said. "Despite severance and excess facilities expenses, our cash position at quarter end was only a couple of million dollars below the level at the end of the third quarter."

As previously indicated, the company expects to incur fourth quarter restructuring charges related to the workforce reduction and updated estimates on liabilities for excess facilities. Onyx anticipates releasing final results in late-January or early-February.

Looking at the first quarter of 2002, Onyx believes that services revenues will be lower than the fourth quarter. In addition, the company expects a full-quarter benefit of the restructuring measures taken in the fourth quarter, and intends to continue to aggressively manage costs and expenses.

Onyx Software will discuss preliminary financial results in a conference call today at 4:30 p.m. Eastern, (1:30 p.m. Pacific). We suggest you access the call 10-15 minutes prior to the start time by signing on at http://investor.onyx.com.
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The call will be archived and available for replay at this same URL.
Alternatively, you can participate by phone.

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Onyx Software Preliminary Fourth Quarter Results Conference Call

    When: Thursday, January 10, 2002

    Time: 4:30 pm (Eastern) / 1:30 pm (Pacific)

    Dial-In: 1-800-289-0468

    International Dial-In: 1-913-981-5517

    Replay: 1-719-457-0820 (available through 11 pm, January 17,
            2002)

    Passcode: 504498

About Onyx Software

Onyx Software Corp. (Nasdaq:ONXS - news) is a global supplier of customer
                            ----   ----
relationship management (CRM) enterprise applications that power a company's entire business world, connecting sales, marketing and service organizations with customers, prospects and partners. Through an innovative mix of Internet technology, strategic services and customer commitment, Onyx helps companies create the seamless, branded customer experiences they need to forge competitive advantage and build real business value. Its reliable, scalable, flexible, holistic solutions enable companies to attract, acquire and retain customers and partners across all channels and touch points. Onyx customers include American Express, Broadwing, Commerce One, Credit Suisse, Dreyfus, Portland Trail Blazers, Prudential Investments and The Regence Group. Get more information at 888-ASK-ONYX, info@onyx.com or www.onyx.com.
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Forward-looking statement

This press release contains forward-looking statements, including statements about our expected final results for the fourth quarter of 2001, statements about our expected results for the first quarter of 2002 and other statements about our plans, objectives, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Factors that could affect Onyx's actual results include, but are not limited to, the risk that our quarterly accounting review procedures or developments after the date of this release result in changes to our results from those announced in this release, the risk that we are unable to achieve our expected results for the first quarter of 2002, the risk that we are unable to control our expenses in the first quarter of 2002 and the "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" described in our quarterly report on form 10-Q for the period ending September 30, 2001. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.


Contact:
     Onyx Software
     Mark Lamb, 425/519-4034